                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 8-K/A

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported)
                                August 16, 1996

                            FORT BEND HOLDING CORP.
       -----------------------------------------------------------------
            (Exact name of Registrant as specified in its Charter)


          DELAWARE                    0-21328                  76-0391720
-----------------------------  ---------------------    -----------------------
(State or other jurisdiction   (Commission File No.)         (IRS Employer
      of incorporation)                                  Identification Number)


     3400 AVENUE H, ROSENBERG, TEXAS                        77471-3808
----------------------------------------                  -------------
(Address of principal executive offices)                    (Zip Code)


      Registrant's telephone number, including area code: (713) 342-5571
   ------------------------------------------------------------------------


   ------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    (a) Financial statements of business acquired

[COOPERS & LYBRAND LETTERHEAD APPEARS HERE]




                    FIRSTBANC SAVINGS ASSOCIATION OF TEXAS
                             FINANCIAL STATEMENTS
                    WITH REPORT OF INDEPENDENT ACCOUNTANTS
                  FOR THE YEARS ENDED APRIL 30, 1996 AND 1995

TABLE OF CONTENTS

                                                                                  Page
Report of Independent Accountants                                                   1

Financial Statements:

  Statement of Financial Condition as of April 30, 1996 and 1995                    2

  Statement of Income for the years ended April 30, 1996 and 1995                   3

  Statement of Changes in Stockholders' Equity for the years ended
    April 30, 1996 and 1995                                                         4

  Statement of Cash Flows for the years ended April 30, 1996 and 1995               5

  Notes to Financial Statements                                                     6

[COOPERS & LYBRAND LETTERHEAD APPEARS HERE]


REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
FirstBanc Savings Association of Texas:

We have audited the accompanying statements of financial condition of FirstBanc Savings Association of Texas (the "Association") as of April 30, 1996 and 1995 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 17, in May 1996, the Association entered into an agreement to be acquired by Fort Bend Holding Corp.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Association as of April 30, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND L.L.P.


Houston, Texas
July 12, 1996

FirstBanc Savings Association of Texas
Statement of Financial Condition
April 30, 1996 and 1995


ASSETS                                                                           1996                    1995
                                                                              -----------             -----------
Cash and cash equivalents                                                     $ 6,224,248             $ 1,246,934
Certificates of deposit                                                                                   199,641
Investment securities held to maturity                                                                    989,091
Mortgage-backed securities held to maturity                                                             4,512,103
Mortgage loans held for sale                                                      259,096                 339,050
Loans receivable, net                                                          22,810,780              26,615,017
Office premises and equipment, net                                                608,083                 624,348
Accrued interest receivable                                                       239,693                 334,037
Real estate owned                                                                 735,879                 210,830
Federal Home Loan Bank stock, at cost                                             364,300                 342,000
Prepaid expenses and other assets                                                 163,794                 101,372
Income taxes receivable                                                            21,585                  40,911
Deferred income taxes                                                              35,604                  56,209
                                                                              -----------             -----------
                        Total assets                                          $31,463,062             $35,611,543
                                                                              ===========             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                      $28,095,387             $29,850,540
Borrowings                                                                                              2,400,000
Advances from borrowers for taxes and insurance                                    93,454                 125,429
Accrued interest payable                                                           68,482                  90,727
Other liabilities                                                                 124,659                 172,475
                                                                              -----------             -----------

                        Total liabilities                                      28,381,982              32,639,171
                                                                              -----------             -----------

Commitments and contingencies

Stockholders' equity:
        Common stock, $5.00 par value, 500,000 shares authorized
                300,000 shares issued and outstanding                           1,500,000               1,500,000
        Additional paid-in capital                                              1,725,000               1,725,000
        Accumulated deficit                                                      (143,920)               (252,628)
                                                                              -----------             -----------

                        Total stockholders' equity                              3,081,080               2,972,372
                                                                              -----------             -----------

                           Total liabilities and stockholders' equity         $31,463,062             $35,611,543
                                                                              ===========             ===========

The accompanying notes are an integral part of the financial statements.

FirstBanc Savings Association of Texas
Statement of Income
for the years ended April 30, 1996 and 1995

                                                                                1996                    1995
                                                                            ----------               ----------
Interest income:
        Loans                                                               $2,542,579               $2,536,643
        Investments                                                            343,558                  345,337
                                                                            ----------               ----------
              Total interest income                                          2,886,137                2,881,980
                                                                            ----------               ----------

Interest expense:
        Time deposits                                                          933,318                  850,621
        Savings deposits                                                       221,562                  229,367
        Demand deposits                                                         66,564                   69,714
        Borrowed funds                                                          44,822                   43,986
                                                                            ----------               ----------

              Total interest expense                                         1,266,266                1,193,688
                                                                            ----------               ----------

              Net interest income                                            1,619,871                1,688,292

Provision for loan losses                                                      144,000                   51,206
                                                                            ----------               ----------

              Net interest income after provision for loan losses            1,475,871                1,637,086
                                                                            ----------               ----------

Noninterest income:
        Income from mortgage loan sales                                        109,180                  131,227
        Service fee income                                                     183,366                  165,322
        Other income                                                           157,298                   19,586
                                                                            ----------               ----------

              Total noninterest income                                         449,844                  316,135
                                                                            ----------               ----------

Noninterest expense:
        Personnel salaries and benefits                                        672,084                  732,701
        Occupancy                                                              199,254                  190,117
        Deposit insurance premiums                                              76,748                   80,934
        Real estate owned                                                      139,781                   53,319
        Other operating                                                        676,712                  762,069
                                                                            ----------               ----------

              Total noninterest expense                                      1,764,579                1,819,140
                                                                            ----------               ----------

              Income before income taxes                                       161,136                  134,081

Income tax expense                                                              52,428                   46,353
                                                                            ----------               ----------

              Net income                                                    $  108,708               $   87,728
                                                                            ==========               ==========

The accompanying notes are an integral part of the financial statements.

FirstBanc Savings Association of Texas
Statement of Changes in Stockholders' Equity for the years ended April 30, 1996 and 1995

                                                                                              Unrealized
                                            Common Stock          Additional                   Loss on
                                       ----------------------       Paid-In     Accumulated  Available for
                                        Shares        Amount        Capital       Deficit   Sale Securities      Total
                                       -------      ----------    -----------   ----------- ---------------   ------------
Balance at April 30, 1994              300,000      $1,500,000     $1,725,000    $(340,356)                    $2,884,644

Net income                                                                          87,728                         87,728
                                       -------      ----------     ----------    ---------                     ----------
Balance at April 30, 1995              300,000       1,500,000      1,725,000     (252,628)                     2,972,372

Transfer of securities
  held to maturity to
  securities available for
  sale; net of taxes of
  $7,849                                                                                          $ 15,236

Net change in unrealized
  loss on securities
  available for sale                                                                               (15,236)



Net income                                                                         108,708                        108,708
                                       -------      ----------     ----------    ---------        ---------    ----------
Balance at April 30, 1996              300,000      $1,500,000     $1,725,000    $(143,920)       $     --     $3,081,080
                                       =======      ==========     ==========    =========        =========    ==========

The accompanying notes are an integral part of the financial statements.

FirstBanc Savings Association of Texas
Statement of Cash Flows
for the years ended April 30, 1996 and 1995


                                                                                            1996                    1995
                                                                                         -----------             -----------
Operating activities:
   Net income                                                                            $   108,708             $    87,728
   Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for losses on loans and real estate                                         268,736                  82,376
       Depreciation                                                                           89,467                  80,329
       Amortization of deferred fees, net                                                    104,557                 124,522
       Amortization of premiums                                                               15,596                  22,448
       Loss on sale of investment securities held for sale                                    37,834
       Gain on sale of mortgage-backed securities held for sale                              (17,561)
       Gain on sale of other assets                                                          (40,852)
       (Gain) loss on sale of office premises and equipment                                   (3,362)                  6,988
       Gain (loss) on sale of real estate owned                                              (17,022)                 21,529
       Dividends on Federal Home Loan Bank stock                                             (22,300)                (17,500)
       Deferred income tax expense                                                            20,605                  46,353
   Decrease in mortgage loans held for sale                                                   79,954                 106,450
   Decrease (increase) in accrued interest receivable                                         94,344                (106,246)
   (Increase) decrease in prepaid expenses and other assets                                  (82,949)                 59,066
   Decrease (increase) in income taxes receivable                                             19,326                 (40,911)
   (Decrease) increase in accrued interest payable                                           (22,245)                 24,942
   Decrease in income taxes payable                                                                                  (24,318)
   (Decrease) increase in other liabilities                                                  (47,816)                 72,396
                                                                                         -----------             -----------

              Net cash provided by operating activities                                      585,020                 546,152
                                                                                         -----------             -----------

Cash flows from investing activities:
   Decrease (increase) in loans receivable                                                 2,623,351              (2,608,029)
   Proceeds from sale of real estate owned                                                   387,002                 204,185
   Purchases and improvements to real estate owned                                           (87,436)                 (2,217)
   Purchases of office premises and equipment                                                (87,340)                (37,934)
   Proceeds from sale of office equipment                                                     17,500
   Proceeds from sale of investment securities held for sale                                 953,438
   Purchases of mortgage-backed securities                                                                        (1,967,364)
   Proceeds from sales of mortgage-backed securities                                       3,984,392
   Proceeds from sale of other assets                                                         61,380
   Principal payments on mortgage-backed securities                                          527,494                 618,927
   Maturities of certificates of deposit                                                     199,641                 594,000
                                                                                         -----------             -----------

               Net cash provided by (used by) investing activities                         8,579,422              (3,198,432)
                                                                                         -----------             -----------

Cash flows from financing activities:
   Decrease in deposits                                                                   (1,755,153)             (1,946,716)
   Decrease in advances from borrowers for taxes and insurance                               (31,975)                (38,841)
   (Decrease) increase in borrowings                                                      (2,400,000)              2,400,000
                                                                                         -----------             -----------

                Net cash provided by (used by) financing activities                       (4,187,128)                414,443
                                                                                         -----------             -----------

Increase (decrease) in cash and cash equivalents                                           4,977,314              (2,237,837)

Cash and cash equivalents, beginning of year                                               1,246,934               3,484,771
                                                                                         -----------             -----------
Cash and cash equivalents, end of year                                                   $ 6,224,248             $ 1,246,934
                                                                                         ===========             ===========

The accompanying notes are an integral part of the financial statements.

FIRSTBANC SAVINGS ASSOCIATION OF TEXAS
NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


The accounting policies followed by FirstBanc Savings Association of Texas, (the "Association"), are summarized below:

Nature of Operations

The Association is principally engaged in the business of attracting retail deposits from the general public and investing those funds in first mortgage single-family residential loans, residential construction loans and consumer loans.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents include amounts due from other financial institutions, federal funds sold, and short-term liquid investments with original maturities of three months or less. Short term investments are carried at cost.

Securities

Investment and mortgage-backed securities held to maturity are carried at cost and adjusted for amortization of premiums and accretion of discounts as the Association has the intent and ability to hold them to maturity. Premiums and discounts are amortized/accreted using the level-yield method.

Available for sale securities are carried at market value. Unrealized gains and losses, net of tax, are recorded as a component of stockholders' equity. Realized gains and losses on sales of securities, as determined on a specific identification basis, are recognized in the statement of income as they occur.

Securities, continued

Transfers of securities between classifications are accounted for at fair value. In November 1995, the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which provided a one-time opportunity to reassess the appropriateness of the classification of all securities. Based on such reassessment, all investment securities and mortgage-backed securities with an aggregate amortized cost and unrealized loss of approximately $5,085,000 and $23,000, respectively, classified as held-to-maturity were transferred to the available for sale classification on December 31, 1995. The unrealized loss at the date of transfer was recorded, net of tax, as a component of stockholders' equity.

Securities Sold Under Agreements to Repurchase

The Association enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed coupon reverse repurchase agreements are treated as financing arrangements, and obligations to repurchase securities sold are reflected as a liability in the statement of financial condition. The dollar amounts of securities underlying the agreements are recorded in the respective asset accounts.

Mortgage Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.
Market value is determined based upon the contractual sales price. Net unrealized losses are recognized in a valuation allowance by charges to income. If loans receivable are transferred to loans held for sale, the lower of cost or market is applied immediately.

Loans Receivable

Loans are stated at the amount of unpaid principal balances, net of the allowance for loan losses, undisbursed portion of loans and deferred loan fees. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

Allowance for Loan Losses

The Association adopted Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan" as of May 1, 1995. Under SFAS 114, a loan is considered impaired, based on current information and events, if it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans and related allowance for loan losses is based on the present value of expected future cash flows discounted at the loan's effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. As permitted by SFAS 114, smaller-balance homogenous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectively based on historical loss experience. The adoption of SFAS 114 had no material impact on the Association's financial statements as the Association's existing policy of measuring loan impairment was generally consistent with methods prescribed by SFAS 114.

The allowance for loan losses represents management's best estimate of future losses which may be sustained when existing loans become due, based upon past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, losses may ultimately be incurred in amounts different from management's current estimates. Additionally, the Association is subject to regulatory examinations and may be directed to record loss allowances by regulatory authorities. Adjustments to the allowance for estimated losses will be reported in the period such adjustments become known or are reasonably estimable.

The allowance for loan losses is established through charges to operations in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries if any are credited to the allowance.

Loan Origination Fees, Commitment Fees and Related Costs

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using a method which approximates the level-yield method over the contractual life of the loans, adjusted for estimated prepayments based on the Association's historical prepayment experience. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

Office Premises and Equipment

Office premises and equipment are stated at cost less accumulated depreciation. For financial accounting purposes, depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to twenty years. Maintenance, repairs and minor replacements are expensed when incurred. The cost and accumulated depreciation relating to assets retired or otherwise disposed of are eliminated from the accounts, and any resultant gains or losses are credited or charged to operations.

Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the outstanding loan balance or fair value. Subsequent to foreclosure, real estate owned is carried at the lower of the property's new basis or its fair value less estimated selling costs. Costs related to development or improvement of properties are capitalized as incurred, provided that such costs do not cause the carrying value of the property to exceed the fair value. Costs related to the holding of the property are expensed. Losses upon foreclosure are charged to the allowance for loan losses. Valuation adjustments subsequent to foreclosure are charged to expense through the establishment of a valuation reserve.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense includes the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Impact of New Accounting Standards

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " ("SFAS 121"). The Association is required to adopt SFAS 121 on May 1, 1996. Management has determined the adoption of SFAS 121 will not have a material impact on the Association's financial position, results of operations or cash flows.

In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights ("SFAS 122"). SFAS 122 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities", to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. The Association is required to adopt SFAS 122 on May 1, 1996. Management has determined the adoption of SFAS 122 will not have a material impact on the Association's financial position, results of operations or cash flows.

2.     Investment Securities:

The carrying value and estimated market value of investment securities, consisting of U.S. Government and agency obligations, are as follows:

                                                 April 30, 1995
                                    -----------------------------------------
                                                  Gross Unrealized  Estimated
                                     Amortized   ------------------   Market
                                       Cost       Gains     Losses    Value
                                    ----------   ------     ------- ---------
Held to maturity                     $989,091     $         $81,891  $907,200


The Association held no investment securities at April 30, 1996.

Proceeds from sales of investment securities during 1996 were $953,438 and gross losses of $37,834 were realized on those sales during the year. There were no sales of investment securities during 1995.

3. Mortgage-Backed Securities:

The amortized cost and estimated market value of mortgage-backed securities are as follows:

                                                    April 30, 1995
                                    -----------------------------------------------
                                                  Gross Unrealized       Estimated
                                     Amortized   -------------------       Market
                                       Cost       Gains      Losses        Value
                                    ----------   ------      -------    -----------
FNMA certificates                   $1,457,068   $          $ (80,082)  $1,376,986
FHLMC certificates                   3,055,035                (49,734)   3,005,301
                                    ----------   --------   ---------   ----------
Total mortgage-backed
  securities                        $4,512,103   $          $(129,816)  $4,382,287
                                    ==========   ========   =========   ==========

The Association held no mortgage-backed securities at April 30, 1996.

Proceeds from sales of mortgage-backed securities during 1996 were $3,984,392 and gross gains and losses of $65,682 and $48,121, respectively, were realized on those sales during the year. There were no sales of mortgage-backed securities during 1995.

4.     Loans Receivable:

Loans by major category at April 30, 1996 and 1995 are summarized as follows:

                                                                       1996                       1995
                                                                   -----------                 -----------
Commercial loans                                                   $   244,185                 $   244,328
Consumer loans                                                         974,486                   1,390,052
Mortgage loans (approximately $9.2 million and $9.0
  million, respectively, are single family residential)             11,848,473                  14,497,181
Construction loans                                                  14,238,730                  15,613,825
                                                                   -----------                 -----------
                                                                    27,305,874                  31,745,386
Less:
  Undisbursed portion of loans                                       4,064,589                   4,804,158
  Allowance for loan losses                                            337,555                     201,193
  Deferred loan fees, net of related costs                              92,950                     125,018
                                                                   -----------                 -----------
      Total loans, net                                             $22,810,780                 $26,615,017
                                                                   ===========                 ===========

Changes in the allowance for loan losses for the years ended April 30, 1996 and 1995 are as follows:


                                                    1996                     1995
                                                  --------                 ---------
Balance, beginning of year                        $201,193                 $ 494,175
Provision charged to income                        144,000                    51,206
Charge-offs and recoveries, net                     (7,638)                 (344,188)
                                                  --------                 ---------
Balance, end of year                              $337,555                 $ 201,193
                                                  ========                 =========

The Association originates construction, residential, commercial and consumer loans primarily to customers in the greater Houston, Texas area and, accordingly, a substantial portion of its debtors' ability to honor their contracts is dependent upon the local Houston economy and real estate market. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral obtained upon funding of the commitment consists primarily of residential and commercial real estate.

Nonaccrual loans for which interest has been reduced totaled approximately $1,167,000 at April 30, 1995. Interest income which has not been recognized as a result of such loans totaled approximately $28,000 at April 30, 1995. There were no nonaccrual loans at April 30, 1996.

Restructured loans totaled approximately $931,000 and $1,106,000 at April
30, 1996 and 1995, respectively. If interest on restructured loans had been recognized at the original rates, interest income would have been increased by approximately $2,200 and $23,000 for the years ended April 30, 1996 and 1995, respectively. Interest income related to the restructured loans amounted to approximately $89,000 and $99,000 for the years ended April 30, 1996 and 1995, respectively. There are no commitments to lend additional funds to borrowers whose loans have been restructured.

The following table summarizes impaired loan information at April 30, 1996:

      Impaired loans                                   $999,158
      Impaired loans for which no specific reserve
        is required under SFAS 114                      999,158


The allowance for loan losses related to impaired loans totaled approximately $50,000 at April 30, 1996. The average recorded investment on impaired loans during the year was approximately $887,000 and $89,000 of interest income on impaired loans was recognized using the cash basis method during 1996.

In the normal course of business, the Association has outstanding commitments to extend credit which are not reflected in the financial statements. Officials of the Association do not anticipate losses as a result of these transactions. The Association had outstanding unfunded loan commitments or lines of credit totaling $1,339,880 and $2,884,384 at April 30, 1996 and 1995, respectively, substantially all of which are construction loan related.

5.     Office Premises and Equipment:

Office premises and equipment at April 30, 1996 and 1995 are summarized as follows:

                                                                  1996                    1995
                                                               ----------              ----------
       Land                                                    $  218,907              $  218,907
       Drive-in facilities and improvements                       333,326                 333,326
       Furniture and equipment                                    673,027                 612,345
                                                               ----------              ----------
                                                                1,225,260               1,164,578
       Less accumulated depreciation                              617,177                 540,230
                                                               ----------              ----------
                                                               $  608,083              $  624,348
                                                               ==========              ==========

Depreciation expense on office premises and equipment was $89,467 and $80,329 for the years ended April 30, 1996 and 1995, respectively.

6.     Real Estate Owned:

Real estate owned at April 30, 1996 and 1995 is summarized as follows:

                                                                 1996                     1995
                                                              ---------                 --------
    Real estate acquired in settlement of loans:
      Single family residential properties                     $469,958                 $210,830
      Commercial property                                       265,921
                                                               --------                 --------
                                                               $735,879                 $210,830
                                                               ========                 ========

Changes in the allowance for real estate losses for the years ended April 30, 1996 and 1995 are as follows:

                                                                  1996                     1995
                                                                ---------                --------
    Balance, beginning of year                                  $     --                 $ 11,958
    Provision charged to operations                               124,736                  31,170
    Losses charged against allowance                             (124,736)                (43,128)
                                                                ---------                --------
    Balance, end of year                                        $      --                $     --
                                                                =========                ========

The Association has entered into a contract for the sale of its commercial real estate property. The sale was scheduled to close on June 30, 1996; however, closing has been postponed due to a dispute regarding easement access. The ultimate outcome of the dispute and the effect, if any, on the carrying value of the property cannot be determined.

7.     Deposits:

Deposits at April 30, 1996 and 1995 are summarized as follows:

                                               RATE AT
                                               APRIL 30,
         ORIGINAL MATURITY                       1996                    1996                    1995
        -------------------                   -----------           -----------              -----------
Interest-bearing demand and savings
 account                                                            $10,440,969              $11,322,257
Certificates of deposit:
  7 - 89 days                                  3.36%                     33,081                   87,698
  90 - 179 days                                3.94%-4.52%              616,744                  625,705
  180 - 364 days                               4.5%-5.67%             1,369,721                2,137,142
  1 - 2 years                                  3.94%-6.95%            6,459,929                9,297,140
  Greater than two years                       4.25%-9.00%            6,895,430                4,742,681
                                                                    -----------              -----------
Total interest-bearing deposits                                      25,815,874               28,212,623
Demand deposits                                                       2,279,513                1,637,917
                                                                    -----------              -----------
     Total deposits                                                 $28,095,387              $29,850,540
                                                                    ===========              ===========

The aggregate amount of short-term certificates of deposit with a minimum denomination of $100,000 was approximately $2,901,000 and $1,777,000 at April 30, 1996 and 1995, respectively.

The weighted average stated interest rates for all deposits was 4.38% and 3.62% at April 30, 1996 and 1995, respectively.

8. Borrowings:

Borrowings at April 30, 1995 consist of $2,400,000 of securities sold under agreements to repurchase with the Federal Home Loan Bank of Dallas. These agreements matured in May 1995 and had a stated interest rate of 5.98%. These agreements were collateralized by certain mortgage-backed securities which were maintained in safekeeping by the Federal Home Loan Bank of Dallas. There were no securities sold under agreements to repurchase at April 30, 1996.

9. Income Taxes:

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to a significant portion of the deferred tax asset and liability and their approximate tax effects are as follows:

                                                 April 30, 1996                   April 30, 1995
                                         ----------------------------      -----------------------------
                                          Temporary            Tax           Temporary            Tax
                                         Difference           Effect        Difference           Effect
                                         ----------         ---------      -----------        ----------
Allowance for loan losses                 $337,555          $114,768        $201,193           $  68,405
Investment securities                                                         14,427               4,905
Alternative minimum tax credit
  carryforward                                                13,999                              41,636
Net operating losses                                                         177,053              60,198
                                          --------          --------        --------           ---------
     Deferred tax assets                  $337,555           128,767        $392,673             175,144
                                          ========          --------        ========           ---------

Accumulated depreciation                  $ 99,048           (33,676)       $119,747             (40,714)
Tax reserve for loan losses                155,654           (52,923)        188,249             (64,005)
Conversion from cash to accrual
  accounting                                                                  34,148             (11,610)
Prepaid insurance                           19,307            (6,564)          7,665              (2,606)
                                          --------          --------        --------           ---------

Deferred tax liabilities                  $274,009           (93,163)       $349,809            (118,935)
                                          ========          --------        ========           ---------

Net deferred tax asset                                      $ 35,604                           $  56,209
                                                            ========                           =========

The components of federal income tax expense are as follows:


                                1996              1995
                               -------          -------
   Current                     $31,823
   Deferred                     20,605          $46,353
                               -------          -------
                               $52,428          $46,353
                               =======          =======

Total income tax expense differed from the amounts computed by applying the federal statutory rate to pre-tax income as follows:

                                                           1996             1995
                                                         --------         -------
   Tax expense computed by applying the federal

     statutory rate                                      $54,786          $45,588
   Over accrual of taxes in prior years                   (2,921)
   Other                                                     563              765
                                                         -------          -------
       Total income tax expense                          $52,428          $46,353
                                                         =======          =======

The Association had alternative minimum tax credit carryforwards of approximately $14,000 at April 30, 1996 that may be carried forward indefinitely to reduce future income taxes in years when the Association's regular income tax exceeds its alternative minimum tax.

10. Related Party Transactions:

In the normal course of business, the Association enters into loans and other transactions with officers, directors, and other related parties. Loans outstanding to employees, officers, directors, and their affiliated entities totaled approximately $480,000 and $619,000 as of April 30, 1996 and 1995, respectively. Funds on deposit from employees, officers, directors and their affiliated entities approximated $348,000 and $428,000 as of April 30, 1996 and 1995, respectively. Payment for services to directors and their affiliated entities totaled approximately $23,000 and $91,000 during the years ended April 30, 1996 and 1995, respectively.

11.  Employee Stock Ownership Plan:

During the year ended April 30, 1988, the Association established a leveraged Employee Stock Ownership Plan (ESOP) for the benefit of its employees. A trust was formed for the ESOP which was administered by an Administrative Committee designated by the board of directors. The ESOP purchased (or expected to purchase) shares of the Association's common stock with borrowed funds. These borrowings were collateralized by the Association's common stock and guaranteed by certain stockholders of the Association. The Association was committed to make future contributions to the ESOP sufficient to meet future principal and interest payments and thus reported the unpaid balance of these borrowings as a liability and a deduction from stockholders' equity.

During the fiscal year ended April 30, 1994, at the direction of the Association's regulatory authorities a new trustee was appointed for the ESOP and certain directors paid $363,979 to the ESOP to purchase Association stock owned by the ESOP, enabling it to pay off all outstanding debt and eliminate any future obligation of the Association to buy stock back from the ESOP. During the fiscal year ended April 30, 1995, the ESOP made application to the Internal Revenue Service ("IRS") to terminate the plan and approval for the termination was received during the fiscal year ended April 30, 1996. As of April 30, 1996, all remaining funds of the ESOP were disbursed to the qualified employees. The Association is indemnified by a former officer and director for certain expenses, including taxes, that may be incurred as a result of the IRS review of the plan for termination.

12. Employee Benefit Plan:

A profit sharing plan covering substantially all employees has been established which is a qualified plan under Section 401(k) of the Internal Revenue Code. Contributions to the profit sharing plan are determined by the board of directors. Employees may also make contributions to the profit sharing plan based upon a percentage of qualified compensation in accordance with the Internal Revenue Service rules and regulations. Contributions made to the plan by the Association were $5,828 and $8,024 for 1996 and 1995, respectively.

13. Fair Value of Financial Instruments:

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires all entities to disclose the estimated fair value of certain on- and off-balance sheet financial instruments.

In many instances, the assumptions used in estimating fair values were based upon subjective assessments of market conditions and perceived risks of the financial instruments at a certain point in time. The fair value estimates can be subject to significant variability with changes in assumptions.
Furthermore, these fair value estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings of a particular financial instrument, nor are the tax ramifications related to the realization of unrealized gains and losses permitted to be considered in the estimation of fair value. In addition, fair value estimates are based solely on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Examples would include portfolios of loans serviced for others, investments in real estate, premises and equipment, and deferred tax assets. Fair value estimates, methods and assumptions are set forth below for the Association's financial instruments.

Cash and Cash Equivalents

The carrying amount for cash and cash equivalents approximates the assets' fair value because of the short maturity of those instruments.

Investment and Mortgage-Backed Securities

The fair value of long-term investments such as U.S. Government and agency obligations and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Mortgage loans are segregated by type, including but not limited to residential, commercial and construction. Consumer loans are segregated by type, including but not limited to home improvement loans, automobile loans, loans secured by deposits and secured and unsecured personal loans. Each loan category may be segmented, as appropriate, into fixed and adjustable interest rate terms, ranges of interest rates, performing and nonperforming, and repricing frequency.

For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair values of other types of loans are estimated by discounting the future scheduled and unscheduled cash flows using the current rates at which similar loans should be made to borrowers with similar credit ratings and for the same remaining maturities. Unscheduled cash flows take the form of estimated prepayments and may be based upon historical experience as well as anticipated experience derived from current and prospective economic and interest rate environments. For certain types of loans, anticipated prepayment experience exists in published tables from securities dealers.

Loans, continued

The fair value of significant nonperforming mortgage loans is based on estimated value of the collateral. Where appraisals are not available, estimated cash flows are discounted using a rate commensurate with the credit risk associated with those cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information. The fair value of nonperforming consumer loans is based on historical experience with such loans.

The fair value of loans held for sale is estimated based on outstanding commitments from investors or current market prices for similar loans.

Federal Home Loan Bank Stock

The fair value of stock in the Federal Home Loan Bank of Dallas is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and transactions in the stock have been executed at the stated par value.

Deposits and Advances from Borrowers for Taxes and Insurance

The fair value of deposits with no stated maturity, such as interest-bearing or non-interest-bearing checking accounts, passbook and statement savings accounts, money market accounts and advances from borrowers for taxes and insurance is equal to the amount payable upon demand. The fair value of certificates of deposit is based on the lower of redemption or discounted value of contractual cash flows. Discount rates for certificates of deposit are estimated using current market rates.

Borrowings

Borrowings consist of securities sold under agreements to repurchase with the Federal Home Loan Bank of Dallas. The estimated fair value of securities sold under agreements to repurchase approximates carrying value because of the short maturity of these instruments.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The fair value of off-balance sheet financial instruments is estimated to equal the carrying amount at April 30, 1996.

Nonfinancial Instruments

SFAS 107 does not permit financial institutions to take into account the value of long-term relationships with depositors, commonly known as core deposit intangibles, when estimating the fair value of deposit liabilities. These intangibles are considered to be separate intangible assets that are not financial instruments. Nonetheless, financial institutions' core deposits have typically traded at premiums to their book values under both historical and current market conditions.

Likewise, SFAS 107 does not permit financial institutions to take into account the value of the cash flows and income stream derived from its portfolio of loans serviced for others.

The carrying values and estimated fair values of financial instruments, all of which are held for purposes other than trading, at April 30, 1996 are as follows:

                                                             Carrying                  Estimated
                                                               Value                  Fair Value
Financial assets:
    Cash and cash equivalents                                $ 6,224,248              $ 6,224,248
    Loans held for sale                                          259,096                  259,096
    Loans receivable, net                                     22,810,780               23,503,000
    Federal Home Loan Bank stock                                 364,300                  364,300
Financial liabilities:
    Deposits                                                  28,095,387               28,081,000
    Advances from borrowers for taxes and
      insurance                                                   93,454                   93,454

14. Regulatory Capital Requirements:

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") established new regulatory capital guidelines which require the Association to maintain minimum levels of capital under three different standards: tangible capital, core capital and risk-based capital. The following table sets forth the regulatory capital position of the Association at April 30, 1996.


                                                      Core              Tangible           Risk-Based
                                                   ----------          ----------         ------------
Net worth per the financial statements             $3,081,080          $3,081,080         $3,081,080

Additional capital items:
   General valuation allowance limited                                                       275,636
   Regulatory capital                               3,081,080           3,081,080          3,356,716
   Minimum required capital                           944,423             944,423          1,769,103
   Excess capital                                   2,136,657           2,136,657          1,587,613

Capital ratios:
   Required as of April 30, 1996                       3.0%                3.0%                8.0%
   Actual                                              9.8%                9.8%               15.22%

The regulatory authorities for banks have issued capital leverage ratio guidelines in connection with their risk-based capital requirements. The leverage ratio is composed of core capital measured as a percent of average total assets. The minimum leverage ratio for all banks is 3%, with a higher minimum ratio (4-5%) dependent upon the macro rating of the bank given by the regulatory authorities after their examination. Under the provisions of FIRREA, the capital requirement for savings institutions may not be any less stringent than those requirements for national banking institutions.

The Association has entered into a Supervisory Agreement with the Office of Thrift Supervision ("OTS"). The Supervisory Agreement requires the Association to reduce, by no later than December 31, 1996, its classified assets to a level of 50% of its core capital plus its allowance for loan losses, requires OTS approval of new officers and directors, requires OTS approval of increases in total assets or liabilities during any calendar quarter in excess of the amount of interest credited on deposits for that calendar quarter and requires submission of a business plan for approval by the OTS. Management believes the Association has complied with the terms of the Supervisory Agreement.

15. Lease Commitments:

The Association has an operating lease for its office space. The primary lease term expired June 30, 1996 and contained two five-year renewal options. The renewal options call for monthly payments at the then prevailing market rates. The first renewal option was executed on January 1, 1996 and the renewal term expires on June 30, 2001. The minimum lease payments for fiscal years subsequent to April 30, 1996 are as follows:



         1997                  $113,318
         1998                   114,021
         1999                   114,021
         2000                   114,021
         2001                   114,021
                               --------
                               $569,402
                               --------

Rent expense was approximately $109,000 for the years ended April 30, 1996 and 1995.

16. Supplemental Cash Flow Disclosures:

The following is information related to noncash investing activities:


                                                       1996          1995
                                                     --------      --------
Real estate acquired by foreclosure                  $932,329      $250,962
Loans originated related to sales of real estate           --       374,400



Cash paid for interest amounted to approximately $1,244,000 and $1,169,000 for 1996 and 1995, respectively. Cash paid for income taxes was $33,295 and $67,650 in 1996 and 1995, respectively.

17. Subsequent Event:

On May 10, 1996, the Association entered into an agreement to be acquired by Fort Bend Federal Holding Corp. for approximately $4.2 million in cash. The transaction is subject to satisfaction of certain contractual conditions to closing and approval by the OTS and the Association's shareholders.

     (b) Pro forma financial information.

                            FORT BEND HOLDING CORP.
    UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF FINANCIAL CONDITION
                                 JUNE 30, 1996
                                (IN THOUSANDS)

                                                                              PRO FORMA        COMBINED
                                                FORT BEND                    ADJUSTMENTS      PRO FORMA
                                                 HOLDING       FIRSTBANC     (REFLECTING     (REFLECTING
                                                  CORP.          (11)        ACQUISITION)    ACQUISITION)
                                               -----------    -----------   -------------   --------------
ASSETS
Cash and due from banks                         $  4,347       $ 7,775                        $ 12,122
Short-term investments                             7,051                      $(4,234)(1)        2,817
Certificates of deposit                              200                                           200
                                                --------       -------                        --------
    TOTAL CASH AND CASH EQUIVALENTS               11,598         7,775                          15,139

Investment securities available for sale,
  at market value                                  2,705                                         2,705
Investment securities held to maturity            20,219                                        20,219
Mortgage-backed securities available for sale,
  at market value                                    745                                           745
Mortgage-backed securities held to maturity      107,130                                       107,130
Loans receivable, net                            101,509        20,571            218 (2)      122,298
Accrued interest receivable                        1,549                                         1,549
Real estate, net                                     148           373            (86)(3)          435
Federal Home Loan Bank stock, at cost              1,481           370                           1,851
Premises and equipment, net                        3,850           607             83 (4)        4,540
Mortgage servicing rights, net                     1,915                                         1,915
Prepaid expenses and other assets                  1,890           313           (128)(1)        2,073
                                                                                   (2)(5)
Goodwill                                                                        1,337 (1)        1,337
                                                --------       -------         ------         --------

    TOTAL ASSETS                                $254,739       $30,009         $2,812         $281,936
                                                ========       =======         ======         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits                                        $204,875       $26,777         $  126 (6)     $231,778
Convertible Subordinated Debentures               12,100                                        12,100
Other borrowings                                  10,308                                        10,308
Advances from borrowers for taxes
  and insurance                                    7,445           161                           7,606
Accounts payable, accrued expenses
  and other liabilities                            2,003            67             66 (7)        2,136
                                                --------       -------                        --------
    TOTAL LIABILITIES                            236,731        27,005                         263,928
                                                --------       -------                        --------
Stockholders' Equity:
Serial preferred stock, $.01 par value
 - 500,000 shares authorized, none
 outstanding
Common stock $.01 par value, 2,000,000 shares
 authorized 907,372 shares issued and
 819,198 shares outstanding                            9         1,500         (1,500)(1)            9
Additional paid-in capital                         8,581         1,725         (1,725)(6)        8,581
Unearned employee stock ownership plan shares
 and deferred compensation                          (470)                                         (470)
Net unrealized depreciation on available for
 sale securities, net of tax                         (24)                                          (24)
Retained earnings (substantially restricted)      11,369          (221)           221 (1)       11,369
Treasury stock, at cost - 88,174 shares           (1,457)                                       (1,457)
                                                --------       -------                        --------
    TOTAL STOCKHOLDERS' EQUITY                    18,008         3,004                          18,008
                                                --------       -------         ------         --------
       TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY                                 $254,739       $30,009         $2,812         $281,936
                                                ========       =======         ======         ========

                            FORT BEND HOLDING CORP.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       FISCAL YEARS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FORT BEND       FIRSTBANC       PRO FORMA       COMBINED
                                                        HOLDING              (11)       ADJUSTMENTS     PRO FORMA
                                                        CORP.                           (REFLECTING     (REFLECTING
                                                                                        ACQUISITION     ACQUISITION
                                                        ---------       -----------     ------------    ------------
INTEREST INCOME:
   Loans                                                $ 7,375         $ 2,543         $     (27) (8)  $ 9,891
   Investment securities                                  1,323             343                           1,666
   Mortgage-backed securities                             7,719                                           7,719
                                                        -------         -------         ----------      -------
        TOTAL INTEREST INCOME                            16,417           2,886               (27)       19,276
                                                        -------         -------         ----------      -------
INTEREST EXPENSE:
   Deposits                                               9,294           1,221               (63) (9)   10,452
   Borrowings                                               730              45                             775
                                                         ------         -------         ----------      -------
        TOTAL INTEREST EXPENSE                           10,024           1,266               (63)       11,227
                                                         ------         -------         ----------      -------

        NET INTEREST INCOME BEFORE PROVISION FOR
        LOAN LOSSES                                       6,393           1,620                36         8,049

PROVISION FOR LOAN LOSSES                                   123             144                             267
                                                         ------         -------         ---------       -------
        NET INTEREST INCOME AFTER PROVISION FOR
        LOAN LOSSES                                       6,270           1,476                36         7,782
                                                         ------         -------         ---------       -------
NONINTEREST INCOME:
   Gain on sale of loans                                    313             109                             422
   Service charges                                          322             183                             505
   Loan servicing income                                    546                                             546
   Other income                                             924             158                           1,082
                                                        -------         -------         ---------       -------
        TOTAL NONINTEREST INCOME                          2,105             450                           2,555
                                                        -------         -------         ---------       -------
NONINTEREST EXPENSES:
   Compensation and benefits                              3,108             672                           3,780
   Office occupancy and equipment                           657             199                             856
   Federal insurance premiums                               465              77                             542
   Amortization of mortgage servicing rights                208                                             208
   Insurance and surety bond expense                        126                                             126
   Other                                                  1,211             817                89 (10)    2,117
                                                        -------         -------         ---------       -------
        TOTAL NONINTEREST EXPENSES                        5,775           1,765                81         7,629
                                                        -------         -------         ---------       -------
   INCOME BEFORE INCOME TAX                               2,600             161               (53)        2,708

INCOME TAX PROVISION                                        913              52                             965
                                                        -------         -------         ---------       -------
NET INCOME                                              $ 1,687         $   109         $     (53)      $ 1,743
                                                        =======         =======         =========       =======
PRIMARY EARNINGS PER COMMON SHARE                       $  1.94            0.36                         $  2.01
                                                        =======         =======                         =======
FULLY DILUTED EARNINGS PER COMMON SHARE                 $  1.81         $  0.36                         $  1.87
                                                        =======         =======                         =======

                            FORT BEND HOLDING CORP.
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PRO FORMA     COMBINED
                             FORT BEND               ADJUSTMENTS   PRO FORMA
                             HOLDING     FIRSTBANC   (REFLECTING   (REFLECTING
                             CORP.       (11)        ACQUISITION)  ACQUISITION)
                             ---------   ---------   ------------  ------------

INTEREST INCOME:
 Loans                       $2,131      $  671      $ (6) (8)     $2,796
 Investment securities          335          94                       429
 Mortgage-backed securities   1,829                                 1,829
                             ------      ------      ----          ------
  TOTAL INTEREST INCOME       4,295         765        (6)          5,054
                             ------      ------      ----          ------
INTEREST EXPENSE:
 Deposits                     2,320         334       (16) (9)      2,638
 Borrowings                     330                                   330
                             ------      ------      ----          ------
  TOTAL INTEREST EXPENSE      2,650         334       (16)          2,968
                             ------      ------      ----          ------
  NET INTEREST INCOME
  BEFORE PROVISION FOR
  LOAN LOSSES                 1,645         431        10           2,086

PROVISION FOR LOAN LOSSES        25          47                        72
                             ------      ------      ----          ------
  NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES   1,620         384        10           2,014
                             ------      ------      ----          ------
NONINTEREST INCOME:
 Gain on sale of loans           50           8                        58
 Service charges                113          12                       125
 Loan servicing income          170           2                       172
 Other income                   279          50                       329
                             ------      ------      ----          ------
  TOTAL NONINTEREST INCOME      612          72                       684
                             ------      ------      ----          ------
NONINTEREST EXPENSES:
 Compensation and benefits      832         203                     1,035
 Office occupancy and
  equipment                     187          72                       259
 Federal insurance premiums     124          18                       142
 Amortization of mortgage
  servicing rights               64                                    64
 Insurance and surety
  bond expense                   34           7                        41
 Other                          376         271        22 (10)        669
                             ------      ------      ----          ------
  TOTAL NONINTEREST EXPENSES  1,617         571        22           2,210

 INCOME (LOSS) BEFORE
 INCOME TAX                     615        (115)      (12)            488

INCOME TAX PROVISION
(BENEFIT)                       209         (37)                      172
                             ------      ------      ----          ------
NET INCOME                   $  406      $  (78)     $(12)         $  316
                             ======      ======      ====          ======
PRIMARY EARNINGS PER
COMMON SHARE                 $ 0.48      $(0.25)                   $ 0.38
                             ======      ======                    ======
FULLY DILUTED EARNINGS
PER COMMON SHARE             $ 0.40      $(0.25)                   $ 0.34
                             ======      ======                    ======

                     FORT BEND HOLDING CORP AND SUBSIDIARY

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


 1.   To record the purchase of FirstBanc

 2.   Adjustment to reflect loans receivable at fair value

 3. Adjustment to reflect real estate at fair value based on change in new management's intent with respect to disposition of real estate.

 4.   Adjustment to reflect premises and equipment at fair value

 5.   Adjustment to record deferred tax effect of fair value adjustments

 6.   Adjustment to reflect deposits assumed at fair value

 7. To record liabilities related to the acquisition, primarily employer terminal costs

 8. To record amortization of fair value adjustment on loans receivable acquired over a five year period

 9. To record amortization of fair value adjustment on deposits assumed over a two year period

10.   To record amortization of goodwill over a fifteen year period

11. FirstBanc had an April 30 fiscal year end. Accordingly, April 30 has been used for March 31, and July 31 has been used for June 30.

      (c)   Exhibits

            2 Agreement and Plan of Merger, dated as of May 10, 1996, by and among Fort Bend, The Association and FirstBanc (filed previously).

            99  Press Release of Fort Bend, dated August 16, 1996

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            FORT BEND HOLDING CORP.


Date: October 28, 1996                      By: /s/ LANE WARD
                                               -----------------------------
                                               Lane Ward
                                               President and Chief
                                                Executive Officer